Exhibit 10.2
February 24, 2009
Allen Cato, MD, PhD
Cato BioVentures
4364 South Alston Avenue
Durham, NC 27713
Ladies and Gentlemen:
     Reference is hereby made to that certain Securities Purchase Agreement, of even date herewith, by and between Alseres Pharmaceuticals, Inc. (the “Company”) and the Investor listed therein (the “Purchase Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement.
     As an inducement to enter into the Purchase Agreement, the Company has agreed to extend to you certain rights. If the Company sells any shares of its Common Stock, or securities convertible into Common Stock, to an individual or entity after the Closing and before September 30, 2009 and the purchaser of such securities receives warrants to purchase additional shares of the Common Stock of the Company (“Qualified Financing”), then you shall be entitled to receive, without additional consideration, that number of warrants, with the same terms and conditions as those provided to the new purchaser(s), deemed issuable in relation to a $200,000 investment in the Qualified Financing.
     These rights shall not apply to: (a) the issuance of shares of warrants or options issued or issuable to employees, directors or officers of, or consultants to, the Company or any Subsidiary pursuant to any plan, agreement or arrangement approved by the Board of Directors of the Company or (b) the issuance of securities solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any Subsidiary of all or substantially all of the stock or assets of any other entity.
     These rights shall terminate upon the earlier of (i) September, 2009 or (ii) the sale of all or substantially all of the assets of the Company, whether by merger, share exchange or otherwise.

     EXECUTED as of the date set forth above to be governed by the laws of the State of Delaware.

ALSERES PHARMACEUTICALS, INC

By: Name: Title:	/s/ Kenneth L. Rice Kenneth L. Rice EVP & CFO
Agreed to and acknowledged as of the date set forth above:
Investor:

By:	/s/ Allen Cato